EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2024, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years

PUBLIC DEBT

The public sector indebtedness of Queensland comprises a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	2022-23	2023-24

	(A$ millions)
Advances – Commonwealth and State Housing	215	199
Advances – Other	20	19

Total	235	218

Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2020	2021	2022	2023	2024
	(A$ millions)
Bodies within the Public Accounts
Queensland Treasury	41,923	48,869	43,507	39,904	44,615
Other	258	247	225	221	230

Government Owned Corporations
CS Energy Ltd	658	635	873	1,117	1,273
CleanCo Queensland Limited	—	—	643	564	682
Energy Queensland Limited	19,799	19,999	17,920	18,599	19,567
Port Authorities & Facilities (various)	1,184	1,155	984	970	1,018
Powerlink	5,742	5,564	4,868	4,787	5,244
Queensland Hydro	—	—	—	54	—
Stanwell Corporation Limited	980	943	1,488	1,509	842
Sunwater	323	313	348	343	343

Local Governments
Brisbane City Council	2,314	2,381	2,402	2,407	2,859
Cairns Regional Council	171	179	171	144	120
Fraser Coast Regional Council	85	67	48	34	40
Gladstone Regional Council	131	108	85	76	70
Gold Coast City Council	698	704	659	560	480
Ipswich City Council	378	411	359	356	376
Logan City Council	271	258	283	302	438
Mackay Regional Council	161	139	70	54	39
Moreton Bay Regional Council	434	400	315	265	223
Redland City Council	45	46	44	46	62
Rockhampton Regional Council	148	151	147	115	118
Sunshine Coast Regional Council	592	680	416	369	374
Toowoomba Regional Council	201	207	175	191	204
Townsville City Council	440	440	418	408	358
Other	728	692	600	540	541

Statutory Bodies
Grammar schools	107	140	113	101	90
Queensland Rail Limited	4,149	4,094	3,821	4,212	4,752
Queensland Urban Utilities	2,551	2,540	2,383	2,510	2,679
Seqwater	11,882	11,349	9,437	8,868	8,430
Unitywater	443	431	379	411	658
Universities	505	507	507	449	400
Water Boards	255	255	238	347	499
Other	676	646	688	633	327

Other Bodies
DBCT Holdings Pty Ltd	104	103	101	100	98
Other	321	271	215	184	213

Total Funds On-lent	98,334	104,611	94,582	91,407	98,262

Undistributed borrowings	14,855	18,145	24,765	27,127	29,782

Total Guaranteed Debt	113,189	122,756	119,347	118,534	128,044

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2024 at A$128.044 billion, which includes A$1.644 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2024.

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The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2024

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
5.75%	22 July 2024	6,541,000,000	6,711,597,506
4.75%	21 July 2025	8,581,000,000	8,786,992,400
3.25%	21 July 2026	8,582,543,000	8,516,429,342
2.75%	20 August 2027	8,769,000,000	8,442,649,972
3.25%	21 July 2028	8,500,000,000	8,259,973,226
2.50%	6 March 2029	1,718,849,000	1,591,800,188
3.25%	21 August 2029	8,461,000,000	8,082,218,573
2.75%	20 August 2030	428,522,673	445,938,273
3.50%	21 August 2030	8,934,100,000	8,525,683,554
1.25%	10 March 2031	1,500,000,000	1,213,282,862
1.75%	21 August 2031	8,145,500,000	6,740,771,534
1.50%	2 March 2032	3,065,000,000	2,437,546,843
1.50%	20 August 2032	7,077,200,000	5,533,211,184
4.50%	9 March 2033	3,500,000,000	3,452,863,312
6.50%	14 March 2033	661,801,000	750,248,508
2.00%	22 August 2033	6,531,720,000	5,162,829,459
1.75%	20 July 2034	8,704,500,000	6,508,739,551
4.50%	22 August 2035	6,764,300,000	6,491,728,408
2.25%	16 April 2040	1,482,265,000	991,757,884
2.25%	20 November 2041	2,180,655,000	1,407,499,990
4.20%	20 February 2047	1,024,000,000	874,014,055
2.25%	28 October 2050	411,000,000	228,778,688
5.25%	21 July 2036	4,100,963,000	4,186,099,145
4.75%	2 February 2034	2,750,000,000	2,754,028,908

Treasury Notes
Various	July 2024	420,000,000	419,161,743
Various	August 2024	1,000,000,000	993,898,150
Various	October 2024	2,330,000,000	2,300,712,990
Various	November 2024	300,000,000	295,467,869
Various	December 2024	450,000,000	440,869,376

Floating Rate Notes
4.59%	25 November 2024	2,154,000,000	2,164,944,475
4.41%	3 March 2026	3,000,000,000	3,007,756,101
4.49%	15 April 2027	3,500,000,000	3,531,025,918
4.38%	25 February 2028	3,000,000,000	3,000,384,684
4.75%	6 May 2030	1,750,000,000	1,761,291,749

Other loans
Various	2024	30,135,000	29,801,439
Various	2025	223,667,500	215,063,377
Various	2026	105,842,211	103,398,372
Various	2027	27,500,000	27,350,689
Various	2028	12,500,000	12,463,558
Total		136,718,563,384	126,400,273,855

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Outstanding Offshore Indebtedness

Euro Medium-Term Notes

as at June 30, 2024

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2011	1.730%	September 2039	CHF	184,484,808	200,964,738
2014	2.650%	April 2039	JPY	140,564,654	156,843,001
2016	1.640%	November 2046	EUR	646,969,662	460,604,739
2020	0.69%	June 2050	EUR	88,736,487	45,272,734

Total				1,060,755,611	863,685,212

Commercial Paper

as at June 30, 2024

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2024	5.33%	Oct-24	USD	150,822,340	148,496,961
2024	5.33%	Aug-24	USD	15,082,234	14,963,420
2024	5.33%	Dec-24	USD	150,822,340	147,351,627
2024	5.33%	Dec-24	USD	22,623,351	22,082,601
2024	5.33%	Dec-24	USD	150,822,340	147,194,902
2024	5.27%	Aug-24	USD	301,644,680	300,229,268

Total				791,817,285	780,318,779

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